Exhibit 99.1

Summit Financial Services Group Announces Results for the Quarter Ended March 31, 2011

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for the three month period ended March 31, 2011 (the “2011 Quarter”). For the 2011 Quarter, the Company reported revenues of approximately $17.1 million, which represented an increase of approximately $2.0 million, or approximately 13%, from the approximately $15.1 million in revenues reported for the same period of the prior year (the “2010 Quarter”). For the 2011 Quarter, the Company reported pre-tax income of approximately $600,000 versus pre-tax income of approximately $7,000 for the 2010 Quarter. For the 2011 Quarter, the Company reported net income of approximately $337,000 versus a net loss of approximately $(136,000) for the 2010 Quarter.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We have benefited from continued improvement in investor confidence and success of our recruiting strategy, to which we attribute our increase in revenues. For the 2011 Quarter, the Company once again generated positive EBITDA, as adjusted, of approximately $1.02 million, which we consider to be a principal metric of our success. This compares with EBITDA, as adjusted, of approximately $0.63 million for the 2010 Quarter.” Mr. Leeds continued: “As always, I want to recognize and thank our hard-working, dedicated Summit financial advisors, and our associates, whose efforts make such outcomes possible.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 300 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	March 31,
	2011	2010
Net income (loss) as reported	$337,129	$(135,880)
Add: Depreciation	44,924	48,676
Amortization – notes	79,120	115,910
Non-cash Compensation	297,254	454,503
Income tax expense	262,969	143,000

EBITDA, as adjusted	$1,021,396	$626,209

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended March 31, 2011

	For The Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues
Commissions	$16,463,818	$14,520,117
Interest and dividends	290,186	339,095
Other	343,528	200,048

	17,097,532	15,059,260

Expenses
Commissions and clearing costs	13,899,781	12,490,593
Employee compensation and benefits	1,764,134	1,719,259
Occupancy and equipment	166,196	214,855
Communications	78,310	102,529
Depreciation and amortization	44,924	48,676
Other operating expenses	544,089	476,228

	16,497,434	15,052,140

Income (loss) before income taxes	600,098	7,120

Provision for income taxes	262,969	143,000

Net income (loss)	$337,129	$(135,880)

Basic income (loss) per common share	$0.01	$(0.01)

Diluted income (loss) per common share	$0.01	$(0.01)

Weighted average common shares outstanding:
Basic	26,809,301	25,726,863

Diluted	32,087,978	25,726,863

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.